Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen thank you for standing by. Welcome to the Applied Micro Circuits Q1 2010 Earnings call. As a reminder, today’s call is being recorded. Now for opening remarks and introductions, I’d like to turn the call over to Bob Gargus, Chief Financial Officer. Please go ahead sir.

Robert G. Gargus, Senior Vice President and Chief Financial Officer

Good afternoon, everyone and thank you for joining today’s conference call. On the call with me today is Dr. Paramesh Gopi, our President and CEO.

Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risk and uncertainties that affect our business and may affect these forward-looking statements including product demand and mix, product development and introductions, design wins, manufacturing, the impact of work force reductions and the integration of new or moved operations, risk relating to macroeconomic conditions and markets and other risk as set forth in our SEC filings including our Form 10-K for the year ended March 31, 2009. Our actual results may differ materially from these forward-looking statements and AppliedMicro assumes no obligation to update forward-looking statements made on this call.

Last quarter, we completed the sale of our 3ware storage adapter business and for GAAP purposes; we have disclosed the results of this business as discontinued operations. For the purposes of this call, we will talk to the results of our continuing operations excluding Storage unless otherwise mentioned. The net results for Storage is disclosed as a single line for discontinued operations.

I want to point out that AppliedMicro has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analysts’ models and not necessarily the guidance that was given by the Company.

With that, I’m going to turn the call over to Paramesh. Paramesh?

Dr. Paramesh Gopi, President and Chief Executive Officer

Thanks, Bob and good afternoon, everyone.

During the June quarter, we saw revenues rebound sequentially by approximately 10%. I’m also pleased that going into the September quarter, overall order patterns remain healthy with a book-to-bill of 1.2x. As was the case in the March quarter, our improving order patterns continue to reflect cautious optimism from our customers. Our total opening backlog increased 13% over the prior quarter and backlog for delivery in September increased by an equal or greater percentage.

During the quarter, we also completed the sale of our 3ware storage group to LSI and this will, as we mentioned in last quarter’s call, enable us to focus our attention on our core businesses. This focus is already resulting in increased design-win activity as well as deep market penetration. Our design-win pipeline grew by roughly $90 million this past quarter. Additionally, we have added key talent in our organization from Broadcom, Marvell and QUALCOMM and are now in a position to drive our business with the appropriate intensity that is required for significant growth. We have substantially completed the rebuilding of our engineering and marketing teams. I expect to complete the revamping of our sales organization by the end of this quarter.

Let me now add some color by market segment.

First, Transport. Our Transport business showed strength across the board led by the telco business, which had significant increases on multiple fronts. Our telco business growth was influenced by the following end market factors:

(1)	Increased momentum in OTN driven TDM replacement cycles, leading to gains for our OTN and FEC devices. A few of the key customers that drove this were Ciena, Huawei, Alcatel-Lucent and ZTE.

(2)	Strong growth of passive optical networking infrastructure in the China market with the three carriers: China Unicom, China Telecom and China Mobile, as they build out their high-speed edge network that proliferates broadband to the China populus.

(3)	Emerging economy optical backhaul deployments. An example is the new India BSNL quarter billion dollar build that will light up India’s fiber metros for duel play and mobile converge services.

Having outlined these three macro drivers, let me elaborate on the linkage with our specific devices and shed some light on how our technologies are being deployed. You will recall that we offer a full suite of devices for the new optical network from core to edge. On our last call I had commented on PEMAQUID, an edge device that had over 20 design wins, a majority of which are still in production at leading Tier 1’s in North America, Europe and China. This quarter we introduced our Yahara silicon, the industry’s first and highest integrated core OTN device that has our forward error correction technology as well as world-class telco physical layer technology, clock and line conditioning features. With the recent adoption of Yahara at major telco equipment providers in Japan and China, our technology is now designed into a majority of Tier 1 core optical platforms. This makes AppliedMicro a dominant supplier of packet optical transport silicon. These platforms are estimated to go into production over the next two to four quarters.

Next, let me shed some light on the PON buildout by China Unicom, China Telecom and China Mobile and its effect on our business. Many of you may recall that our PRS telco switch chipset powers Ericsson’s Entrisphere portfolio of telco products. It is widely known that this vendor has won a significant portion of the China PON edge business and we are consequently seeing significant upside on our telco switch products.

Additionally, we are seeing the ripple effects of massive buildouts in India and China, specifically the optical backhaul network directly contributing to increased demand for our telco PHYs. In addition to working hard to improve our relationships and design win penetration at key Tier 1 accounts in Japan and China, we added key design wins at India and North American telco equipment providers, specifically oriented towards fulfilling large backhaul buildouts in India and China.

Turning now to the datacenter connectivity part of our Transport business, we had an excellent quarter with double-digit revenue growth for our SFP+ and 10GbE product families and a very strong book-to-bill. We are close to finalizing a key strategic partnership and business arrangement with one of the world’s leading Ethernet switch suppliers on our 10GbE optical size which would help us win significant Tier 1 OEM designs and mine share. While the revenue from this partnership will take a few quarters to build, we believe it will represent a large and meaningful chunk of our future datacenter PHY business.

Finally, I’d like to take a few minutes to describe what I see is the most encouraging sign of our business growth. Customer partnerships for our 40nm transport devices. You may recall my comments from our last call where I quoted an EPA study which showed datacenters and telco networks consuming roughly 2% of our nation’s energy. We believe strongly that high-density low-power, 10, 40 and 100 Gigabit technologies are keys to making our customers successful and driving green datacenters. As a demonstration of the importance customers place on AppliedMicro’s technology and as a vote of confidence in our team, we’re seeing a number of NRE based developments for our energy conscious, highly integrated next-generation devices. We are proud to be the pioneer and enabler of a new era of energy conscious datacenter and telco silicon platform technologies. Today we have major development programs that have meaningful dollars funded by customer NRE contracts. This funding represents the highest form of customer commitment and increases our confidence that these products will ramp to significant volumes. Please note that actual NRE funding is tied to deliverables and is weighted to begin in the latter half of this calendar year and continue into the next calendar year where it will show up as an expense offset.

Now turning to the Embedded Processor segment.

Several quarters ago, we launched an entirely new market initiative focused on the large growing consumer and small and medium business space. We brought in top talent with proven successes in this area and recently demonstrated a complete, functioning media-capable network-attached storage reference design incorporating all the hardware, software and enclosure components needed to accelerate time to market. In the last earnings call, we mentioned that we would hope to be able to announce and shed some light on key network-attached storage design wins in our June earnings call. Pursuant to that, I would like to state that we have secured multiple platforms in top-tier consumer OEMs in North America and Asia. These products should hit stores in the September-October timeframe. You may recall we had no products or traction in this space just 12 months ago. We continue to invest in this segment as we see growing intersection with our core technologies. The keys to our success in this emerging market stems from our unique ability to combine low-power, area efficient, gigahertz PowerPC cores with corresponding gigahertz vector floating-point units and our proprietary packet and storage processing blocks. The final system product differentiation results in crisp graphics rendition, image scaling and a truly revolutionary user interface experience that is difficult to reproduce with other processor and peripheral architectures.

Turning now to our enterprise markets. We see increased and steady demand in the enterprise wireless space driven by a Tier 1 North American vendor and our leading other access point and wireless system customers. This past quarter, we made significant progress into the emerging cloud computing market and I expect next quarter to be able to announce design wins in tier 1 platforms for cloud based storage. We have been working with several cloud computing and virtualization vendors. Our PowerPC SoC with inline storage — inline storage processing function provides over 1.2 gigabytes per second of performance to large grid storage arrays at a very, very low power footprint. To our knowledge, we are the only company that could provide such unprecedented price/ performance/power ratios in the industry. Revenues from these opportunities will materialize in our next fiscal year.

We have also identified multiple control-plane opportunities that get integrated with transport line cards and control cards that provide additional opportunities to grow our Processor business. Our customers benefit tremendously from this solutions approach that allows them to significant – time-to-market advantages. Our long-term strategy clearly calls for the selective integration of our processor cores with select transport products to reduce system cost, complexity and power.

Finally, we are extremely excited that Gemini, our first Titan core based SoC has taped out to TSMC. We will be sampling this part to customers in the September 2009 timeframe. The Titan core is our next-generation TSMC based PowerPC core, which will enable power efficient high-performance symmetric multiprocessing. The core is designed to be portable to a variety of standard bulk CMOS geometries of 65 and 40nm. This dual core 1.2 to 1.5GHz device will open up significant new opportunities for us in the document processing and telco infrastructure markets.

This product clearly demonstrates our ability to conceive, architect, design and bring to market world-class power architecture products to meet the demands of our high-performance, energy conscious customer base. It also adds multi-core capability to our Processor portfolio.

In summary, I would like to recap some key differences in our business trajectory and approach that we are geared towards orienting us for growth:

(1)	All our products in development are driven by anchor customers. In fact, three out of the five products that we will be taping out this year are NRE bearing. The byproducts of our laser focus on markets and customers is an increased design win pipeline with a small list of significant Tier 1 OEMs that will drive large volumes.

(2)	Our new products are specifically designed to address bringing mobile and handheld power profiles to the embedded computing and transport spaces, given that every one of our wins in our target markets demand that we develop high-performance energy efficient low-power solutions. This is possible of truly differentiated ultra-high-performance mixed signal design and processor data path and SoC design. We are extremely well positioned for the emergence of the new datacenter and enterprise market inflection points where power is as important as performance and our investments in advanced 40 and 28nm CMOS technologies give us an advantage. Finally,

(3)	There are several design wins driven by top tier OEMs such as Cisco, Alcatel-Lucent, Nokia-Siemens, Brocade, Huawei, ZTE and IBM to name a few, that are scheduled to ramp in the next few quarters and will fuel our topline growth. When you combine this with our tight control of OpEx, it will produce significant operating leverage as our topline grows. As we stated earlier, our backlog and order patterns continue to strengthen and in fact we require less turns both in dollars and in percentage to make this quarter’s midpoint guidance than we have had in either of the last two quarters.

Now let me turn the call over to Bob. Bob?

Robert G. Gargus, Senior Vice President and Chief Financial Officer

Thanks, Paramesh. First quarter revenues were $45.1 million, up $4.1 million or 10% compared to the prior quarter and down $16.1 million or 26% from the same quarter a year ago. Processor revenues were $25.1 million, Transport revenues were $17.0 million, and IP revenues were $3.0 million. Semiconductor revenues, namely Processor and Transport combined, were $42.1 million and were up 11% on a sequential basis versus the March quarter.

Sales to North America accounted for approximately 40% of total revenues, sales to Europe contributed 16% and sales to Asia contributed 44%. There were two subcontractors that represented 10% or more of the June quarter revenues, Hon Hai at 12% and Huawei at 11%. There was also one disti, Avnet, that was at 14%.

The channel inventory for our distributors was down over $1.0 million from last quarter. We ended the quarter at slightly over 44 days of inventory in the channel based on the channel sell-out numbers for the June quarter. Disti revenue for the June quarter was approximately $18.0 million and was up from the $16.0 million recorded in the March quarter.

Turning to the P&L, our first quarter non-GAAP net income from continuing operations was $0.9 million or $0.01 per share compared to the non-GAAP net loss from continuing operations of $8.4 million or $0.13 per share for the prior quarter. This is ahead of the breakeven guidance we had previously communicated.

Our EBITDA for the quarter from continuing operations was a positive $1.0 million compared to a negative $8.6 million for the prior quarter on the same basis. The first quarter non-GAAP gross margin, including licensing or IP revenue, excuse me, was 59.0% compared to 55.6% for the fourth quarter. This is consistent with our guidance of 59% to 60% going into the quarter. The primary reason for the increase was that there was a couple of non-recurring items in the fourth quarter that were not repeated in the current quarter.

Looking forward to the September quarter, we are expecting overall gross margins to remain flat, plus or minus 0.5 point.

Non-GAAP operating expenses were $27.4 million, compared to our guidance of approximately $28.0 million and down from the $33.3 million actual incurred in the fourth quarter. The net decrease of $5.9 million in operating expenses in the June quarter versus the March quarter falls into the following categories:

(1)	The March quarter included a write-off for prepaid royalties of $3.4 million and development costs of $2.0 million for our high-performance TSMC core. These items were not repeated in the June quarter;

(2)	Net decline in payroll costs of $2.0 million; this decrease is primarily due to the restructuring actions from our prior quarters and lower payroll taxes, offset by additional costs related to strategic hiring;

(3)	Additional expenses of approximately $0.5 million relating to Veloce that we have consolidated within our operating results. Our OpEx guidance going forward will include the results of Veloce; and

(4)	Other engineering project expenses and expenses associated with the ramp up of our India design center of approximately $1.0 million.

Looking at our OpEx expense versus our guidance at the start of the June quarter shows that we were favorable by between $0.5 million and $1.0 million. This was caused by two items. First, we had expenses associated with Veloce in for only part of the quarter versus the full quarter that we had anticipated. And second, the Gemini core tape-out expenses slipped from June to July and as a result this expense shifted out of the June quarter and into the September quarter.

In terms of OpEx guidance for the September quarter, we are expecting expenses to be in the range of approximately $29.5 million. This increase is due again to the tape-out expenses that moved from June to July and the impact of having Veloce for a full quarter as opposed to approximately half a quarter in June. Our interest income was $1.8 million and excludes the impact of $0.2 million of other than temporary impairment charges that we took on certain securities within our investment portfolio.

The share count for EPS purposes were 66.7 million shares. We are expecting the September share count for EPS purposes to be in the range of 67 to 67.5 million shares before any stock repurchase. No shares were repurchased last quarter. During the quarter we had one repurchase derivative contract for approximately $4.0 million that settled for cash and at the end of the quarter we had two open contracts for approximately $7.8 million. In other words, when these contracts settle, we will either get our cash plus a premium back, which would add to our cash balance of $200.4 million or we will repurchase shares at a discount with the same $7.8 million. One of these two contracts has subsequently settled for cash and the other contract is likely to also settle for cash based on current market conditions. It’s been a while since we did these, so I want to remind everyone that these are solid financial instruments for us and they do generate a better economic return than we can achieve in money markets. Unfortunately, while we get the cash, the accounting treatment for these is such that the gain goes to paid-in-capital and does not flow into our P&L. We would expect to continue to place contracts in the range of approximately $10.0 million a quarter for at least the next few quarters.

Interest income is expected to be between $1.5 and $2.0 million, reflecting lower returns due to depressed market conditions and our marginally lower cash balances. Our tax rate continues to be projected at 3% for the next several quarters.

Turning to the balance sheet, our cash and investments totaled $200.4 million at the end of the first quarter and this excludes the $7.8 million that relates to the two unsettled share repurchase contracts. Including this amount, our cash and investments are up approximately $24.2 million from the end of the fourth quarter. The increase is primarily due to approximately $21.0 million that we received from the sale of our 3ware business and a partial recovery in the value of our investment portfolio. Remember that the accounting rules on investments are complex and we took impairment charges despite having unrealized gains in excess of the impairment. Per the rules, we valued the investment portfolio at market and the gains go to equity and do not flow to the P&L until realized. We had approximately $4.8 million of unrealized gains in our investment portfolio at the end of last quarter.

Our working capital is approximately $212.0 million and we have no long-term debt. DSO was 31 days, down from 33 days in the prior quarter. We expect our DSO to range from 35 to 40 days going forward.

As we promised, we also made good progress with our inventories. The net inventories were $22.2 million, down approximately $4.4 million from the prior quarter and inventory turns were 3.3 compared to 2.7 last quarter. We will continue to work our inventory levels to restore turns to something closer to the 4.0 level. We expect this metric to continue to improve in the September quarter.

Capital depreciation for the quarter was $1.6 million and we had $2.0 million of capital expenditures.

Turning to GAAP. As you know, our non-GAAP financials exclude certain items required by GAAP such as the amortization or impairment of purchased intangibles and goodwill, items related to other-than-temporary impairment charges on our investment portfolio, stock-based compensation expenses, and restructuring charges. The timing and occurrence and magnitude of such items can be difficult or impossible to estimate for future periods.

Our net income on a GAAP basis was $2.9 million versus a net loss of $27.4 million last quarter. The difference in our first quarter GAAP net income of $2.9 million and our first quarter non-GAAP net income from continuing operations of $0.9 million is a delta of $2.0 million. This $2.0 million is primarily comprised of:

•	One, $2.6 million of stock-based compensation;

•	two, $4.5 million of amortization of purchased intangibles;

•

three, a net $9.3 million income from discontinued operations before tax adjustments, made up of a gain from the sale of our 3ware business of $10.7 million, offset by $1.4 million of losses from ongoing discontinued operations; and

•	four, $0.2 million of other than temporary investment impairments.

Looking forward to the September quarter we can expect certain GAAP charges such as the amortization of purchased intangibles and the stock-based compensation to continue at approximately the same levels recorded for the June quarter. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can also be found in the investor relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks. Let me turn the call over to Paramesh. Paramesh?

Dr. Paramesh Gopi, President and Chief Executive Officer

Thanks Bob.

Bob already provided you with guidance for the OpEx and gross margins. Our revenue guidance is still tempered by a macroeconomic environment that continues to see customers planning very tight inventory levels and which continue to cloud our ability to predict new platform rollouts. This remains unchanged despite improving order patterns. We expect total revenues for the September quarter to be up 5% to 9% sequentially. This means the product only portion, or revenues excluding IP revenues, are expected to grow 6% to 10% sequentially and this brings the analyst models for topline revenue in by one full quarter. That is the December revenue is now the guidance we provided for the September quarter. This guidance is based on an improved starting backlog position entering the September quarter and requires less dollar turns to achieve the midpoint that we accomplished last quarter.

I want to stress that we are executing to our plan and the activity levels with our customers and partners are at record levels. I am honored and pleased to have Dr. Paul Gray, one of the world’s leading authorities on mixed-signal semiconductor and analog design and a distinguished member of the academic community, join our Board this quarter. We look forward to working with him closely as we break new ground into ultra-low-power high performance connectivity and computing technologies.

Let me close by stating that we have a lot to accomplish but I’m extremely pleased with our progress thus far and I’m excited with our prospects.

With that let me turn the call over to Bob for the Q&A session. Bob?

Robert G. Gargus, Senior Vice President and Chief Financial Officer

Thank you Paramesh. That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question will come from Dan Morris of Oppenheimer.

<Q – Daniel Morris>: Hi guys, thanks for taking my questions. Just wanted to maybe start off with the backlog, you did mention that it’s significantly higher than last quarter. Can you just kind of quantify where we’re at relative to the last quarter?

<A – Robert Gargus>: So, can you elaborate a little more on your question?

<Q – Daniel Morris>: Well, I think at this point last quarter you were expecting maybe I think backlog was about 77%. So—

<A – Robert Gargus>: So the way I would phrase this is backlog in total is up 13%, backlog for delivery in the September quarter is up by more than that and the amount of turns that we need to make the midpoint of the guidance is down maybe as much as 25% less this quarter than what we had last quarter, in dollars.

<Q – Daniel Morris>: Okay. Great. And then the Transport segment was clearly very strong this quarter. And you went into some of the end market drivers, then some of the macro things that are happening. By product line where were we seeing most of the growth, was it more the PEMAQUID or was it SFP+, 10 GbE PHY, any more granularity you could give there?

<A – Robert Gargus>: So, PEMAQUID is, has begun to ramp but it’s still not ramping as aggressively as we would like or that we anticipate. I’d say, as we had communicated before that the Transport revenue or growth this quarter was kind of across-the-board and it really represents the fact that it had dropped off so much, if you go back in time the peak about a year ago was in more like the $27 – $28 million range. So dropping to $13 million was a huge drop and I think we’re just seeing that the inventory burn off and other things is making it where customers are coming back and it’s just starting to get back into more of a normal kind of number.

<Q – Daniel Morris>: Okay. So, it’s fair to say there was — more existing run-rate business that just kind of came back and that the new product ramps are still something we’re looking forward to in the back half?

<A – Robert Gargus>: I think the new product ramps are still not, well — like we said before we felt like those got pushed off a couple of quarters. So, I would say while they’re happening, they’re happening a lot slower than we had hoped for.

<A – Paramesh Gopi>: Yes, I just want to qualify that to some extent as well and add some more color there. The design win momentum continues to grow. So there is really no change in that and the platform momentum and the OTN transition momentum continue to grow. So I think to Bob’s earlier comments, expect the new products that have almost, very little revenue to start ramping as we move forward here, very strongly.

<Q – Daniel Morris>: Okay. And underlying your forecast for the 5% to 9% revenue growth in September, you definitely mentioned, I guess, the NAS boxes ramping in the back half. Can we expect to see then the Processor segment to grow or — if you compare the two, Processor and Transport, which one is driving more of that growth?

<A – Robert Gargus>: So we don’t give product line guidance. We gave guidance in total and we’ll let you guys make up your own detail there.

<Q – Daniel Morris>: Okay. Could you maybe help us frame the opportunity with the NAS boxes?

<A – Paramesh Gopi>: So if you really think about it in our business, today you kind of have, I think you’ve got to model to — model our Processor business and there is beachheads in the enterprise space and some of those beachheads haven’t even ramped yet, right? The wireless beachhead you see ramping, there is a few on the datacenter side that are yet to even ramp. So our view is that this is an extra, think of this as an extra tributary of revenue that has been added here that you should probably start modeling into your models, because it didn’t exist before.

<A – Robert Gargus>: Yes, I think I’ll just add here, Dan. I think this is going to ramp a little bit on the slow side, so I mean I wouldn’t expect some significant turn or a change here to our overall numbers. I think it will just be part of what we’ve been saying all along, which is a nice steady slow recovery back to the kinds of levels that we were at a few quarters ago.

<Q – Daniel Morris>: Okay. And last one from me. Just on the OpEx, we’re getting some of the tape-outs for Titan — in the September quarter, is this going to be — is this kind of a, more of a one-time spike or, are we going to — or how is OpEx going to trend throughout the fiscal year?

<A – Robert Gargus>: So we’ve said all along that we expected to keep OpEx at the average of the $28 to $29 million range and cautioned people that the March quarter of next year could be a little higher, because all your payroll taxes start over. So while we’re at $27.4 million this quarter even with the $29.5 million for the September quarter, we’re still being fairly close in that $28 to $29 million average range, okay and I would expect us still be there in the next two quarters again with the exception of the payroll tax issue.

<Q – Daniel Morris>: Okay. Great. Thank you very much.

Operator: Our next question will come from Sandy Harrison with Signal Hill.

<Q – Sandy Harrison>: Thanks. Good afternoon, folks.

<A – Paramesh Gopi>: Hey, Sandy.

<Q – Sandy Harrison>: So just so I’m clear, Bob, I mean, you threw two numbers around 5% to 9% as sort of your net, or excuse me, your gross number which includes IP. But if I’m really trying to get at your core product, that’s what you’re looking at as an apples-to-apples of growing 6% to 10% which is the combination of the Transport and the microprocessor?

<A – Robert Gargus>: That’s correct. And that’s why we tried to give you both numbers because the 5% to 9% is the total revenue and some people prefer it that way, but if you’re looking at the growth of the business because everybody knows the IP revenue is flat at the $3 million for about another seven or eight quarters or whatever, up to, I’ve lost track of how many it is right now. So the product piece is — the guidance we gave is 6% to 10% sequential growth.

<Q – Sandy Harrison>: Got cha’. And so when you guided to your backlog being significantly higher and the fact your visibility has improved it’s based upon getting to the midpoint of the 6% to 10%, I’m assuming?

<A – Robert Gargus>: It is. And as we mentioned, it’s also based on having to do less turns, both in dollars and in percent, than we have actually done in either of the last two quarters.

<Q – Sandy Harrison>: Got cha’. Okay. And then question, you sort of brought it up, Paramesh, but I wanted to maybe dig in a little bit more. On the ethernet fabric partner, I mean, what is the opportunity here, I know the other two ethernet fabric partners and they would sort of be interesting partners so I’m thinking it’s maybe a third. Is this a publicly traded company, is this a private company and what are some of the opportunities you have with this partnership?

<A – Paramesh Gopi>: So maybe I’ll restate that and add some color. These are not, as I mentioned, Ethernet fabric, these companies that we are partnering with here. It’s a bundling partnership. They already sell and are a fairly big player in the Ethernet switch market, they actually sell ASSP chips today and they are fairly big. They are in the who’s who of ethernet switching. So the whole notion here is bundling along with their switches for the optical part of the interfaces that go on 24 and 48-port 5-Gigabit and 10-Gigabit switches.

<Q – Sandy Harrison>: Got cha’. Okay. Thanks for the clarity. And then so Bob just in kind of planning the long-term model here, you talked about your Transport business this quarter was stronger and part of that is everything was sort of getting back or reverting to the mean. If I look back at your old model, if you take the Storage business out of your peak quarter, I get somewhere around a $63 to a $64 million a quarter would be getting back to your prior peak, and then again backing the numbers out, it looks like you guys did something around a $0.14 or $0.15 number for that quarter. Just kind of running the new model and some of the cost cuts you’ve done over the last couple quarters, I’m getting somewhere around, on that same $63, $64 million, something around an $0.18 to $0.20 number. Am I missing something? Is this — are my assumptions as far as your expenses right or is there some other stuff in there that might take away from that?

<A – Robert Gargus>: No, you’re not missing anything in the math that you did. Right now with the guidance that we’ve given, the midpoint is going to put you guys closer to the $49 million kind of range or so here, for a lack of a better description. So to be honest, to get to $63 million that’s far enough out that I’m not going to get into a lot of the detail there. I’ll just say your math is right and as we get closer, we’ll be truing things up as we go along. Again we do have a new thing called the SMB market space for us. To the extent that ramps, that will also have some downward pressure on the gross margins as a percent of revenue. But as you can see based on the September numbers, we are not expecting it to be a huge impact, at least not yet since we guided the margins to be flat there and again we don’t really give much of, in the lines of guidance beyond the one quarter.

<Q – Sandy Harrison>: All right. That’s it from me. Thanks for answering my questions.

<A – Robert Gargus>: Okay. Thanks guys.

Operator: Next, we’ll hear from Christian Schwab with the Craig Hallum Group.

<Q – Christian Schwab>: Great. Just a follow-up on the previous question. When you guys talk about getting revenues back to last year’s levels, you’re not talking about getting revenues back into the $70 million category, you’re talking about revenues ex-Storage?

<A – Robert Gargus>: Yes, ex-Storage.

<Q – Christian Schwab>: Correct. Okay. And then how long do you think that’s going to take?

<A – Robert Gargus>: Well, we said last quarter that we thought it would take four to five quarters. It depends a little bit on the macro conditions and while things are improving and we’re all encouraged by that I can’t say that the macro conditions are such that everybody is booming or everybody has returned to the levels that they were prior to the recession, for lack of a better description. So, right now I’d say I like the fact that the order patterns are improving, our backlog is growing. We’re giving upside guidance and we’ll take it one quarter at a time.

<Q – Christian Schwab>: Great. So you’re not changing that four to five quarter guidance — cautious and close eye on the macro, but you would hope that in September or December of next year that revenues could return to a level north of $60 million?

<A – Robert Gargus>: Would hope so.

<Q – Christian Schwab>: Okay. Great. Can you quantify just the revenue potential of some of these new platforms/design-win products that you talked about, the Cisco, ZTE, Alcatel-Lucent, Huawei, Brocade, IBM etcetera? What — if you lump those together, not speaking individually, but what is the revenue potential of all of those wins over the next couple years?

<A – Robert Gargus>: Well, I’m not sure how to quite answer the question, Christian. I’m not trying to be evasive here, but like we mentioned that the design wins that we had this quarter and the way we measure design wins is like a three to four year life revenue, the ones we won this quarter alone would generate about $90 million. Now, realistically as everybody into semis know, not everything ramps, so you have to discount that $90 million. And then like everything else, you’ll have older products that will drop out or will stop producing revenue as the new ones ramp up. So you’ve got some missing parts of the equation and it’s because of those I’m a little hesitant to try to answer your question because it depends on the timeframe, depends on whether customers ramp, depends on whether it’s a replacement kind of design or a new one. I’ll just say that we’ve said all along our expectations for long-term growth were to grow 20% or more and I think what we’re trying to communicate is the design wins and the direction we’re going all still substantiate that that’s not an unrealistic growth projection.

<Q – Christian Schwab>: Great. Thank you.

Operator: [Operator Instructions]. We’ll move on to Chris Zepf from Kingdom Ridge Capital.

<Q – Chris Zepf>: Hi guys. I realize you mentioned telecom was better in the June quarter and it seems like that was driven mostly by Asia. Have you seen further momentum in telecom orders from other geographies. I asked the question because this past week Verizon, AT&T, Sprint, and British Telecom and a few others outside of Asia have said they were going to ramp spending in Q3 and Q4. I just don’t know if that commentary has trickled down into orders for you guys for North American and European orders?

<A – Dr. Paramesh Gopi>: Yeah, I would say that we are absolutely seeing the ripple effect of that especially in the OTN space. In fact I think you’ll start to see that Verizon and AT&T, Verizon out of both of them is the bigger one who’s into OTN and who’s really changing the whole backbone dynamics. In the last — in our last call if you recall we talked about Cisco’s ASR 9000 platform and one of the key customers for that platform, I think is probably known, is Verizon and AT&T a close second. So, absolutely, I didn’t cover it this time because I figured we talked about it last time. We’ve seen Verizon and AT&T come on pretty strong and believe it or not, I think Verizon in some cases is definitely, as a result. Ciena is benefiting, Cisco is benefiting and we are benefiting. Clearly there’s a big transition in place and the momentum is only accelerating for those guys.

<Q – Chris Zepf>: Okay thanks.

Operator: And we will move on to Allan Mishan from Brigantine Advisors.

<Q – Allan Mishan>: Hey guys, a couple questions. First on the partnership that you’ve got with the switch fabric IC maker, just clarify what exactly is the status of that, are you out marketing platforms together, when can you see design wins, when can you see revenue et cetera?

<A – Paramesh Gopi>: So the marketing already started and I think we’re at the point where we have a technical bundle in place and we’re in the final closure stretch of figuring out the commercial arrangement and agreements. That’s where we are. We already have technology that has essentially been tried out, technology that has been tested and technology that has been purveyed in the form of a bundle to their customers. So you should see revenue from that probably towards the end of our fiscal year, Bob?

<A – Robert Gargus>: Actually you might — yeah, you will see, given the lead time, I mean we actually have backlog now for a piece of it. But I think given the lead times for what we’ll be doing you won’t probably see the first parts of the revenue till October-ish kind of timeframe.

<A – Paramesh Gopi>: October, exactly, towards the end of the year.

<Q – Allan Mishan>: Okay, and on this referenced design or bundle, are they using the single port, quad port, dual port, PHYs from you, which one?

<A – Paramesh Gopi>: All of the above.

<Q – Allan Mishan>: Okay. Great. And then you talked a lot about how China was driving growth for you in the telecom area. Do you have your processors designed into your base stations that have gone into China and if so did you see growth there?

<A – Paramesh Gopi>: I think it is widely known that the 3-G base station wave came and went and you probably saw a lot of that kind of happen and probably if you look at the Mobile buildout right now you’ll see a lot more of the edge equipment that essentially is the wireless backhaul that is being outfitted. That’s where we’re gaining the most growth, our processors both as a result of being in optical edge platforms as well as wireless backhaul platforms. That’s kind of where we are seeing both our PHYs and processors. And I referred to a bundle, for the first time in many, many years we are actually leveraging our OTN and our framer mapper and our PHY footprint in these boxes as they get built to support the wireless fronthaul to bundle our processors with them and it’s a very neat opportunity for us because now we can kit things. For instant a Yahara would sit right by a 460 or a Gemini for instance, right? So we’re seeing a lot of that stuff happen here.

<Q – Allan Mishan>: Okay, great. And then a few quarters ago you had talked about having server 10GbE back-plane wins which might impact growth for you guys. Is that something that might hit and if so when?

<A – Paramesh Gopi>: I think we talked about that last quarter. It’s — as we had said and I believe Kambiz had mentioned, that is all starting to materialize and will start to hit by the end of our year — calendar year 2009 and go into the first part of the next year.

<A – Robert Gargus>: It’s scheduled to start to hit probably late this calendar year, fourth fiscal quarter for us. Again we take all this with a little bit of a grain of salt only because the macro conditions have hampered some of our customers’ planned rolls and while we see them starting to engage again, sometimes when you have abandoned a program or shelved it and then you started it back off again, it just never starts up quite as fast as you had expected.

<Q – Allan Mishan>: Okay. And last question from me is how do you expect the margins to be for Titan, I guess now that you’re taping it out, you might have a little bit of a better idea of what it might cost you versus your existing portfolio of PowerPC?

<A – Robert Gargus>: I don’t know that we have enough yield experience and stuff on this. So I think we’ll have to wait and see, but I’m not expecting Titan to have a negative drag on our overall gross margins.

<A – Paramesh Gopi>: Yeah, I think technically speaking, Allan, you know that this isn’t a commodity TSMC process, bulk CMOS, no SOI. So by definition from a competitive point of view, we would obviously be much more competitive from a cost perspective, at given margin — at given margin scope against our competitors. So this is a very, very large, in fact it is the first PowerPC core that’s actually hit TSMC in a commodity CMOS bulk process. Nobody else has it. So it’s the world’s first. So we will see a significant amount of upside for us.

<A – Robert Gargus>: But I mean it’s still new. I mean we’re taping it out on kind of like one of these combo type masks and stuff. So I don’t think we have all the yield information that we want to be able to get out of it, which we will have in another quarter or two as we ...

<A – Paramesh Gopi>: Ramp it, yeah.

<A – Robert Gargus>: As we get it back and start to play a bit more.

<Q – Allan Mishan>: Okay. Perfect. Thanks, guys.

Operator: And we have no other questions at this time. Mr. Gargus, I’ll turn the conference back to you for closing remarks.

Robert G. Gargus, Senior Vice President and Chief Financial Officer

Okay. Thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 719-457-0820 or toll free by calling 888-203-1112 and entering the reservation number 8093149. We will also file a copy of this script in an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.

Operator: Again, that concludes our conference. We thank you for joining us.